UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 30, 2008

VOIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Corporate Boulevard, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	561-948-4193

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 30, 2008 VOIS Inc. filed a complaint against two prior directors alleging breach of fiduciary duty, waste of corporate assets and unjust enrichment. The complaint, styled VOIS Inc., Plaintiff, vs. Edward Spindel and Michael Spindel, Defendants, Case No. CA012201XXXXMB, in the Circuit Court for the 15th Judicial District in and for Palm Beach County, Florida, alleges that during 2002 and 2003 while the company, which at that time known as Medstrong International, was under significant financial distress the defendants caused the company to issue demand promissory notes charging excessive and/or usurious interest rates with the knowledge that the company would be unable to repay the notes upon any demand. The Defendants, who are brothers, were members of the Medstrong International Board of Directors until their resignations in April 2006.

The complaint further alleges that the defendants engaged in a repeated systematic scheme to defraud our company by continuing to restructure the promissory notes while they were members of the prior Board of Directors at such excessive and usurious interest rates, that the Defendants violated their fiduciary duties and responsibilities and approved debt obligations that benefited them and not the company and that their wrongful actions and omissions resulted in their unjust enrichment. The complaint seeks damages in excess of $15,000, exclusive of interest, costs and attorneys fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS, INC.

Date: May 1, 2008	By:	/s/ Gary Schultheis
Gary Schultheis,
Chief Executive Officer and President